Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Cyren Ltd. for the registration of Ordinary Shares, Subscription Rights, Warrants and Debt Securities, and to the incorporation by reference therein of our report dated March 28, 2019, with respect to the consolidated financial statements of Cyren Ltd. included in its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
August 16, 2019	A Member of Ernst & Young Global